Exhibit 10.4

REFINED PRODUCTS PURCHASE AGREEMENT
by and between
HOLLY REFINING & MARKETING-TULSA LLC,
a Delaware limited liability company
and
SINCLAIR TULSA REFINING COMPANY,
a Wyoming corporation

December 1, 2009

TABLE OF CONTENTS
ARTICLE I DEFINITIONS1
1.1Defined Terms    1
1.2Interpretation    5
ARTICLE II TERM; SPECIFICATIONS; QUANTITIES AND NOMINATIONS6
2.1Sale and Purchase    6
2.2Term    6
2.3Specifications    6
2.4Quantities and Nominations    6
ARTICLE III PRODUCT PRICE; PAYMENT8
3.1Product Price    8
3.2Additives    8
3.3Payment    9
3.4Financial Responsibility    9
3.5Platts Product Price References    10
3.6Replacement Index    10
3.7Adjustment    11
ARTICLE IV DELIVERY POINT; PRODUCT MEASUREMENT11
4.1Delivery Point and Title and Risk of Loss    11
4.2Measurements and Tests    11
ARTICLE V WARRANTIES; ADDITIONAL COVENANTS12
5.1Quality    12
5.2Compliance with Laws    12

i

5.3Standards    13
5.4Documentation    13
5.5No Liens    13
5.6Benefit of Warranties    13
5.7No Other Warranties    13
5.8Sinclair Acknowledgement    13
ARTICLE VI TAXES14
6.1Taxes    14
ARTICLE VII FORCE MAJEURE; TURNAROUND EVENTS; PRORATION EVENTS14
7.1Force Majeure Event    14
7.2Force Majeure Notice    14
7.3Turnaround Events    15
7.4Proration    15
ARTICLE VIII DEFAULT AND REMEDIES15
8.1Termination in the Event of Certain Breaches    15
8.2Offsets and Recoupment    16
ARTICLE IX INDEMNIFICATION16
9.1Obligations    16
9.2Concurrent and Comparative Negligence    16
9.3Product    16
9.4Limitation on Liability    17
ARTICLE X RENEWABLE IDENTIFICATION NUMBERS17

10.1Renewable Identification Numbers    17
10.2Allocation of RINs    17
10.3Product Pricing    17
ARTICLE XI CONFIDENTIALITY18
11.1Obligations    18
11.2Permitted Disclosures    18
11.3Required Disclosures    18
11.4Return of Information    19
11.5Receiving Party Personnel    19
11.6Survival    19
ARTICLE XII HOLLY GUARANTEE19
12.1Holly Guarantor’s Responsibilities    19
12.2Holly Guarantor Obligations    19
12.3Order of Claims    20
12.4No Limitations of Sinclair’s Rights    20
12.5Enforceability Against Guarantor    20
12.6Limitations    20
ARTICLE XIII SINCLAIR GUARANTEE20
13.1Sinclair Guarantor’s Responsibilities    20
13.2Sinclair Guarantor Obligations    20
13.3Order of Claims    21
13.4No Limitations of Holly’s Rights    21
13.5Enforceability Against Guarantor    21

13.6Limitations    21
ARTICLE XIV MISCELLANEOUS21
14.1Audits    21
14.2Change in Law    22
14.3Assignment    22
14.4Notices    22
14.5Laws and Regulations    23
14.6Counterparts    23
14.7Entire Agreement    23
14.8No Modification    24
14.9No Waiver    24
14.10Employee Regulations    24
14.11Liquidation and Close Out    24
14.12Relationship of Parties    24
14.13Remedies Not Exclusive    25
14.14Governing Law; Venue    25
14.15No Third Party Beneficiaries    25
14.16Specific Performance    25
14.17Waiver of Jury Trial    25

REFINED PRODUCTS PURCHASE AGREEMENT
THIS REFINED PRODUCTS PURCHASE AGREEMENT (this “Agreement”) dated effective as of December 1, 2009 (the “Effective Date”), is entered into by and between HOLLY REFINING & MARKETING-TULSA LLC, a Delaware limited liability company (“Holly”) and SINCLAIR TULSA REFINING COMPANY, a Wyoming corporation (“Sinclair”). Each of Holly and Sinclair are individually referred to as a “Party” and collectively as the “Parties”. HOLLY CORPORATION, a Delaware corporation (the “Holly Guarantor”) enters into this Agreement for purposes of Article XII only. THE SINCLAIR COMPANIES, a Wyoming corporation (the “Sinclair Guarantor”) enters into this Agreement for purposes of Article XIII only.
RECITALS
WHEREAS, pursuant to the terms of that certain Asset Sale and Purchase Agreement dated as of October 19, 2009, (as amended, the “ASPA”), among Holly, HEP Tulsa LLC and Sinclair, Sinclair and certain of its affiliates sold all of their interests in their Tulsa, Oklahoma refinery (the “Tulsa Refinery”) to Holly and its affiliates on the Effective Date; and
WHEREAS, Sinclair desires to continue to receive the products (the “Products”) listed on Exhibit A produced at the Tulsa Refinery from and after the Effective Date and Holly desires to sell and deliver the Products to Sinclair, pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1.    Defined Terms    . As used in this Agreement, the following terms shall have the respective meanings indicated below:
“Acceptable Product Range” means the volume of each Product between the Minimum Amount and the Maximum Amount for such Product.
“Affiliates” means, with respect to any specified Person, any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreement” has the meaning given to such term in the introductory paragraph.
“API” has the meaning given to such term in Section 4.2(c).
“ASPA” has the meaning given to such term in the Recitals.
“ASTM” has the meaning given to such term in Section 4.2(c).
“Bank Rate” means a fluctuating interest rate equal at all times to the prime rate of interest published from time to time by The Wall Street Journal.
“Bankruptcy Code” has the meaning given to such term in Section 14.11.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Tulsa, Oklahoma are authorized or required by Law to be closed.
“Change Factor” has the meaning given to such term in Section 3.7.
“Change in Law” means any Law adopted or amended, or any change in the interpretation or application of any Law, after the Effective Date by any Governmental Authority requiring a change in (i) the allocation of RINs between the Parties provided in Article X or (ii) Product quality.
“Collateral Value” means, as of the date of determination, the sum of (i) the undrawn amount of any valid letters of credit or cash collateral provided pursuant to Section 3.4, plus (ii) the Fair Market Value of the Pledged Stock (as defined in the Pledge Agreement), if any.  In the event Sinclair desires to deliver any additional collateral to provide adequate assurances of Sinclair’s payment of the Required Collateral Amount, and such collateral is reasonably satisfactory to Holly as provided in Section 3.4, prior to such additional collateral being included for purposes of calculating the Collateral Value, Sinclair shall meet all of the requirements of the Pledge Agreement with respect to such additional collateral.
“Combined Plants” means the Tulsa Refinery and the oil refinery owned by Holly and located to the west of the Tulsa Refinery.
“Confidential Information” means all (i) confidential, proprietary or non-public information of a Party, whether set forth in a writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological and financial information and (ii) pricing information in this Agreement.
“Delivery Point” has the meaning given to such term in Section 4.1.
“Effective Date” has the meaning given to such term in the introductory paragraph.
“EPA” means the United States Environment Protection Agency.
“Ethanol” means fuel grade ethanol meeting ASTM D4806 specifications.
“Ethanol Fee” has the meaning given to such term in Exhibit D.
“Expert” has the meaning given to such term in Section 10.3.
“Force Majeure Event” means the occurrence of war, fire, flood, strike, lockout, or other labor trouble, interruption in supply of any raw material, accident, breakdown of equipment or machinery, riot, act of Governmental Authority, act of God, or any contingency beyond the reasonable control of the affected Party; provided, (i) the event or circumstance is not within the reasonable control of the affected Party, is not the result of the fault or negligence of the affected Party and/or could not, by the exercise of due diligence, have been overcome or avoided by the affected Party and (ii) no economic event or circumstance generally affecting the refining and marketing industry shall be considered a Force Majeure Event, except the imposition of any Taxes or other requirement(s) by a Governmental Authority or an event affecting the cost of the RINs that are the subject of Article X.
“Forecasted Volume” has the meaning given to such term in Section 2.4(b)(i).
“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) having authority over the Tulsa Refinery or the transactions contemplated by this Agreement.

“HEP Units” has the meaning given to such term in the ASPA.
“Holly” has the meaning given to such term in the introductory paragraph.
“Holly Guarantor” has the meaning given to such term in the introductory paragraph.
“Indemnifying Party” has the meaning given to such term in Section 9.1.
“Initial Term” has the meaning given to such term in Section 2.2.
“Law” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority, whether such Laws now exist or hereafter come into effect.
“Magellan” means Magellan Midstream Partners, L.P., its successors and assigns, and its affiliates.
“Magellan Pipeline” means the pipeline and related facilities owned by Magellan originating at the Tulsa Refinery, limited to the midcontinent region.
“Maximum Amount” means the “Maximum Amount” provided for each Product set forth in Exhibit C.
“Minimum Amount” means the “Minimum Amount” provided for each Product set forth in Exhibit C.
“MMT” means methylcyclopentadienyl manganese tricarbonyl.
“Nominated Volume” has the meaning given to such term in Section 2.4(b)(i).
“Off-Spec Product” has the meaning given to such term in Section 2.4(g).
“Party” and “Parties” have the meaning given to such terms in the introductory paragraph.
“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline Pricing Day” has the meaning given to such term in Section 3.1(a).
“Platts Index Page” has the meaning given to such term in Section 3.5.
“Pledge Agreement” shall have the meaning given to such term in Section 3.4.
“Product Price” has the meaning given to such term in Section 3.1.
“Products” has the meaning given to such term in the Recitals.

“Proration Event” means any curtailment, shortage or cessation (i) in Holly’s existing or contemplated supply of Products from the Combined Plants or (ii) in the raw materials used to manufacture the Products (including any shortage of raw materials resulting from Holly’s decision not to purchase such raw materials due to Holly’s decision that the cost of available crude products are unreasonably high), irrespective of the cause or foreseeability of such curtailment, shortage, or cessation.
“Rack Pricing Day” has the meaning given to such term in Section 3.1(b).
“Receiving Party Personnel” has the meaning given to such term in Section 11.5.
“Required Collateral Amount” means the amount, at the time of such determination, which is equal to (i) sum of (a) all amounts invoiced to Sinclair pursuant to this Agreement (including applicable taxes and fees) which remain unpaid, and (b) the value of Products (volume delivered multiplied by the Product Price for such Products), plus applicable taxes and fees, that have been delivered to Sinclair but not invoiced, and (c) the value of Products (volume delivered multiplied by the Product Price for such Products), plus applicable taxes and fees, for Product deliveries scheduled for the day of determination and through and including the next Business Day; less (ii) the amount of Sinclair’s available open credit amount approved from time to time by Holly as contemplated by Section 3.4.
“RINs” has the meaning given to such term in Section 10.1.
“RVP” means Reid vapor pressure.
“Sinclair” has the meaning given to such term in the introductory paragraph.
“Sinclair Additives” means IVD (intake valve deposit) additives, lubricity additives and premium diesel additives.
“Sinclair Guarantor” has the meaning given to such term in the introductory paragraph.
“SOC” means Sinclair Oil Corporation, a Wyoming corporation.
“Specifications” has the meaning given to such term in Section 2.3.
“Taxes” has the meaning given to such term in Section 6.1.
“Three Day Wrap” has the meaning given to such term in Section 3.1(a).
“Tulsa Rack” means the rack facilities at the Tulsa Refinery available for the delivery of the Products.
“Tulsa Refinery” has the meaning given to such term in the Recitals.
“Turnaround Event” means any significant planned outage at the Tulsa Refinery.

Section 1.2.    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article or Section means such Article or Section of this Agreement, and references in any Section to any clause means such clause of such Section; (f) each reference to an Exhibit refers to such Exhibit attached to this Agreement, which is made a part hereof for all purposes; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (h) the terms “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation,”; and (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
ARTICLE II
TERM; SPECIFICATIONS; QUANTITIES AND NOMINATIONS
Section 2.1.    Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, Holly shall sell and deliver, and Sinclair shall purchase and receive, the Products.
Section 2.2.    Term. This Agreement shall be effective commencing on the Effective Date and shall remain in effect for five years from the Effective Date (the “Initial Term”); provided, Sinclair may extend this Agreement for one additional five year period if Sinclair is not in default hereunder and provides written notice of such extension to Holly at least 180 days prior to the end of the Initial Term.
Section 2.3.    Specifications. The specifications (“Specifications”) for the Products are set forth in Exhibit B.
Section 2.4.    Quantities and Nominations.
(a)    Exhibit C sets forth the Acceptable Product Range for each Product that may be nominated to be sold and delivered by Holly to Sinclair on a monthly basis pursuant to the terms of this Section 2.4. Notwithstanding the immediately preceding sentence, the Parties may mutually agree in writing, each in their sole discretion, to the sale of a different quantity of Products in a particular month or to amend Exhibit C from time to time.
(b)    The specific quantity of Products to be sold and delivered each month shall be determined as follows:

(i)	By the twelfth day of each calendar month, Holly by written notice to Sinclair shall: (a) nominate the specific volume (the “Nominated Volume”) of each Product that it in good faith expects to produce and have available to deliver to Sinclair in the next calendar month; provided, the Nominated Volume must be within the Acceptable Product Range for each Product set forth in Exhibit C unless otherwise agreed in writing by the Parties, and (b) provide Holly’s good faith forecast of the expected volume and grades (the “Forecasted Volume”) of each Product to be produced by Holly and delivered to Sinclair for the two months immediately after the next calendar month. If Holly does not nominate a Nominated Volume by the twelfth day of a month, then the Nominated Volume shall be deemed to be the Maximum Amount for each Product in the next calendar month.

(ii)
By the 15th day of each calendar month, Sinclair shall propose for Holly’s consideration, in Holly’s discretion, any revisions to the Forecasted Volume provided by Holly for the two months immediately after the next calendar month. Holly shall respond to Sinclair’s proposals by the 20th day of each calendar month.

(iii)
Except as set forth in Article VII or unless otherwise agreed in writing by the Parties, Holly shall sell and deliver, and Sinclair shall purchase and receive, the Nominated Volume of each Product on a monthly basis. Volumes of the Products shall be delivered ratably during each month.

(iv)
The schedulers for each of Holly and Sinclair shall serve as the primary point of contact for communications between the Parties relating to the day-to-day performance of the Parties under this Section 2.4(b).

(c)    In the event that Sinclair fails to take the Nominated Volume of any Product in a particular month, and provided that (i) such Nominated Volume has been produced and is available for taking by Sinclair and (ii) Sinclair is not prevented from taking such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of Holly, Holly shall have the right to resell such Product using commercially reasonable efforts and Sinclair agrees to make Holly whole for any deficiency in price which Holly receives in the sale of such Product below the Product Price, plus reasonable added out-of-pocket transportation costs which Holly may incur in selling such Products. Sinclair shall pay any such deficiency not later than 30 days after receipt of Holly’s invoice for such amount. In the event that Holly fails to deliver the Nominated Volume of any Product in a particular month, and provided that (i) such Nominated Volume is available for taking by Sinclair and (ii) Holly is not prevented from delivering such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of Sinclair, Sinclair shall have the right to purchase products using commercially reasonable efforts in lieu of such Product from a third party and Holly agrees to make Sinclair whole for any deficiency in price which Sinclair is required to pay in the purchase of such products above the Product Price, plus reasonable added out-of-pocket transportation costs which

Sinclair may incur in purchasing such Products. Holly shall pay any such deficiency not later than 30 days after receipt of Sinclair’s invoice for such amount. Upon the reasonable request of a Party, the other Party shall provide verification to the requesting Party of the price at which Product was resold or purchased pursuant to this Section 2.4(c).
(d)    Notwithstanding the foregoing provisions of this Section 2.4 but subject to Article VII, Holly shall use good faith efforts to produce and make available to Sinclair amounts of each Product up to the Maximum Amount for such Product.
(e)    Notwithstanding anything herein to the contrary, the volume of Products to be sold and delivered for the calendar month December 2009 is set forth in Exhibit C.
(f)    Notwithstanding anything herein to the contrary, Holly may provide purchased product that meets the Specifications in lieu of production of the Products at the Tulsa Refinery; provided, such purchased product is delivered to Sinclair at the Magellan Pipeline Central Oklahoma origins, or such other locations acceptable to Sinclair on the Magellan Pipeline.
(g)    If Sinclair discovers, prior to delivery, that any Product tendered for delivery fails to comply with the Specifications (“Off-Spec Product”), Sinclair may reject such Product or, at its option and upon notice to Holly, may accept such Product, in which case price adjustments shall be made by mutual agreement.
ARTICLE III
PRODUCT PRICE; PAYMENT
Section 3.1.    Product Price. Sinclair shall pay Holly by wire transfer to the bank account designated by Holly from time to time the price (the “Product Price”) for all Products purchased and taken by Sinclair under this Agreement as follows, without deduction, setoff or other reduction except as expressly provided herein:
(a)    For Product delivered into the Magellan Pipeline, the Product Price shall be determined based on a three day average (the “Three Day Wrap”) of the price of the Product, determined the day of, day before, and day after, the date of delivery (based on the beginning of pump into the Magellan Pipeline) (each of such three days being a “Pipeline Pricing Day”). If a Pipeline Pricing Day falls on a Saturday then the Pipeline Pricing Day for such delivery will be the preceding Friday.  If a Pipeline Pricing Day falls on a Sunday then the Pipeline Pricing Day for such delivery shall be the following Monday.   If a Pipeline Pricing Day falls on a holiday where no pricing is available, then the Pipeline Pricing Day for such delivery shall be the nearest pricing day.  If there is a tie, the Pipeline Pricing Day for such delivery shall roll forward to the next pricing day. Subject to the provisions above, the price of the Product for each Pipeline Pricing Day in a Three Day Wrap used to determine the Product Price shall be determined in accordance with Exhibit D.
(b)    For Product delivered at the Tulsa Rack, the Product Price shall be the price of the Product for the date of delivery (the “Rack Pricing Day”) determined in accordance with Exhibit D. If a Rack Pricing Day falls on a Saturday or Sunday, then the Rack Pricing Day for such delivery will be the immediately preceding Friday.  If the Rack Pricing Day falls on a holiday where no pricing is available, then the Rack Pricing Day for such delivery shall be the immediately preceding pricing day.
Section 3.2.    Additives.
(a)    Sinclair Additives may be provided by Sinclair to Holly prior to delivery of the Products. If Sinclair provides Holly with a Sinclair Additive for a Product, Holly shall inject such Sinclair Additive prior to delivery of such Product to Sinclair at Sinclair’s designated dosage. A fee of $0.0015/gallon of Product to which Sinclair Additives are added will be collected as an administrative fee by Holly from Sinclair for the amount of Sinclair Additives added to the Products. Sinclair shall be entitled to use the additive injection system and related equipment and storage facilities at the Tulsa Refinery for purposes of adding Sinclair Additives to the Products and Holly agrees to cooperate in good faith with Sinclair in connection with such activities.
(b)    If Holly provides a Sinclair Additive for a Product at Sinclair’s request, in addition to the administrative fee provided for in Section 3.2(a), Sinclair shall pay Holly for the cost of such Sinclair Additives plus a fee of $0.004/gallon of Product to which Sinclair Additives are added.
(c)    Sinclair shall provide Sinclair Additives for Holly’s use at Sinclair’s out of pocket third party cost for such Sinclair Additives plus 10%.
(d)    The use of MMT in any Product by Holly is prohibited.
Section 3.3.    Payment.
(h)    Holly shall send Sinclair an invoice for all Products taken by Sinclair on the day such Products are taken from the Tulsa Rack, and one day after such Products are delivered into the Magellan Pipeline. Sinclair shall pay undisputed amounts in Holly’s invoice by wire transfer not later than three days from the date of Holly’s invoice. Sinclair shall notify Holly with regard to any portion of Holly’s invoice which it disputes in good faith and the reasons therefore, not later than three Business Days following receipt of Holly’s invoice. Any overdue balance owed by a Party, except an amount that is disputed in good faith by said Party, shall accrue daily interest charges at a rate equal to the lesser of (i) 150% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. Any overdue balance owed by a Party that is disputed by such Party in good faith shall bear interest at a rate equal to the lesser of (i) 100% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. The Parties shall work together to resolve any invoice disputes by not later than two (2) days following the date payment was originally due. If a payment due date falls on a Saturday or a bank or federal holiday, other than Monday, the payment shall be due on the immediately preceding Business Day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following Business Day.
(i)    In addition to its other rights and remedies, in the event Sinclair fails to make any payment when due, Holly may (i) terminate this Agreement, in whole or in part, forthwith and without notice if Sinclair does not pay all undisputed amounts due to Holly within thirty (30) calendar days after Holly’s exercise of Holly’s right of suspension under Section 3.3(b)(ii), (ii) if Sinclair does not pay to Holly all undisputed amounts within one (1) Business Day of a payment due date pursuant to the terms of this Section 3.3, suspend deliveries until all indebtedness is paid in full, and/or (iii) if Sinclair does not pay to Holly all undisputed amounts within one (1) Business Day of a payment due date pursuant to the terms of this Section 3.3, place Sinclair on a cash-on-delivery or prepayment basis.
Section 3.4.    Financial Responsibility.
(a)    Prior to the Effective Date, Sinclair shall either: (i) pledge 641,000 HEP Units to Holly pursuant to a pledge and security agreement in a form mutually satisfactory to the Parties (the “Pledge Agreement”) or (ii) provide letters of credit, cash collateral or other financial assurances, reasonably satisfactory to Holly to provide adequate assurances of Sinclair’s payment of amounts due or to become due under this Agreement.
(b)    Upon Sinclair’s request, Holly shall periodically update its credit evaluation to determine, in Holly’s discretion reasonably exercised, an open credit limit, if any, to be granted to Sinclair or its guarantor hereunder. Sinclair shall promptly provide Holly with such financial and other information as Holly may reasonably request to allow Holly to update Holly’s credit evaluation.
(c)    If Holly determines in good faith that changes to Sinclair’s financial condition warrant a change in Holly’s open credit limit, Holly will advise Sinclair of such and Sinclair shall increase or decrease its pledge of HEP Units or provide to Holly letters of credit, cash collateral or other financial assurances reasonably satisfactory to Holly to provide adequate assurances of Sinclair’s payment of amounts due or to become due under this Agreement.
(d)    Notwithstanding anything in this Agreement to the contrary, if at any time or from time to time the Collateral Value is less than the Required Collateral Amount and such shortfall has not been assured by Sinclair with other forms of financial assurances acceptable to Holly pursuant to this Section 3.4, then Holly shall have the right without liability or prior notice to Sinclair to immediately suspend deliveries of Product to Sinclair to the extent necessary to ensure that the Required Collateral Amount is and remains less than the Collateral Value. The exercise by Holly of such right of suspension shall be without prejudice to and in addition to Holly’s other rights and remedies hereunder and shall not relieve Sinclair from any of its obligations under this Agreement, including the obligation to purchase and take timely delivery of the Nominated Volume.
Section 3.5.    Platts Product Price References. All references in this Agreement to “Platts Group 3 Spot” prices shall refer to the prices for Products published by Platts on the relevant day on page 18 of the Platts Global Alert for “Platts US Group 3 Product Assessments” (the “Platts Index Page”), two examples of which are attached as Exhibit E hereto. References in this Agreement to the “Platts Group 3 Spot Low” price shall refer to the low price quoted for a Product on the Platts Index Page on the relevant day. References in this Agreement to the “Platts Group 3 Spot Mean” price shall refer to the average of the low price and the high price quoted for a Product on the Platts Index Page on the relevant day.
Section 3.6.    Replacement Index.
(a)    Except as expressly set forth in Exhibit D, in the event that (i) the Platts Index Page ceases to exist or contain any of the data necessary to determine the Product Price in question for a Product, (ii) the Platts Index Page changes the basis for the determination of any of such data in a manner that is adverse to either of the Parties or (iii) there is a variation in the Products and the Platts Index Page does not publish a price for such Product, then the Product Price in question shall be based on such alternative publication, index or manner as most closely approximates the pricing methods then adopted by firms in the refining and marketing industry for deliveries at locations near the Delivery Point and as reasonably acceptable to both Holly and Sinclair. In the event that no agreement is reached regarding an alternative pricing method in such a situation, then the matter shall be referred to an Expert for determination in accordance with Section 10.3.
(b)    The Parties acknowledge this is a long-term refined products supply agreement and it is their intent for this Agreement to continue to apply if the Products listed in Exhibit A are no longer produced at the Tulsa Refinery during the term of this Agreement as a result of market changes, changes in Law or other factors. If as a result of market changes, changes in Law or other factors, all or part of the Products listed in Exhibit A are no longer produced at the Tulsa Refinery, then the Parties agree that the new refined products produced at the Tulsa Refinery shall be made available for delivery to Sinclair and this Agreement shall continue to apply to such new refined products. If the Parties are unable to agree on the pricing and other arrangements for such new refined products, then the matter shall be referred to an Expert for determination in accordance with Section 10.3. Nothing in this Section 3.6(b) shall affect or diminish in any way the rights of the Parties pursuant to Article VII.
Section 3.7.    Adjustment. The fees provided for in Section 3.2(a), Section 3.2(b), Part 4 of Exhibit D and the Ethanol Fee are subject to adjustment as provided in this Section 3.7. Such fees will be adjusted each January 1 commencing January 1, 2011 to reflect any upward change in the annual change rounded to four decimal places of the Producer Price Index-Commodities – Finished Goods, (PPI), as revised, produced by the U.S. Department of Labor, Bureau of Labor Statistics. The series ID is WPUSOP3000 as of 10/1/2009 – located at http://www.bls.gov/data/. The change factor (“Change Factor”) for the fees described in the first sentence of this Section 3.7 shall be equal to a percentage amount calculated as follows: the annual PPI index figure for the most current year less the annual PPI index figure for the immediately preceding year, which amount shall be divided by the annual PPI index figure for the immediately preceding year; provided the Change Factor in any year shall not be greater than four (4) percent. If the annual PPI index change in a given year from the immediately preceding year is negative, then the Change Factor will be deemed to be “zero.”

ARTICLE IV
DELIVERY POINT; PRODUCT MEASUREMENT
Section 4.1.    Delivery Point and Title and Risk of Loss. All Products shall be tendered by Holly and taken by Sinclair at the point where the Products pass from Holly’s delivery equipment at the Tulsa Refinery’s last outlet flange/Magellan Pipeline custody transfer meter into the Magellan Pipeline or into Sinclair’s (or Sinclair’s designees) rail cars or truck transports at the Tulsa Rack (the “Delivery Point”). Title and risk of loss to Products shall pass from Holly to Sinclair at the Delivery Point. Sinclair shall coordinate the shipment of Product with Holly on a daily basis. Holly shall be responsible for scheduling all deliveries of Product into the Magellan Pipeline directly with Magellan. Sinclair shall be responsible for transportation of all Products from the Delivery Point, including contracting for all rail and truck transportation services, and such rail and truck transportation services shall meet Holly’s site access, insurance, safety and other requirements applicable to Persons entering the Tulsa Refinery generally. Holly agrees to work with Sinclair to help coordinate and facilitate the orderly, timely and ratable delivery of Products and the logistics associated with those deliveries.
Section 4.2.    Measurements and Tests.
(j)    Unless otherwise specified, quantities delivered (i) into transport trucks shall be measured by the calibrated weight scales or calibrated meters at the Tulsa Refinery; or (ii) into pipelines shall be measured by calibrated meters maintained by the Magellan Pipeline, or if such are not available, by terminal tank gauges. Upon reasonable prior notice to the other Party, either Party may require presence of an independent petroleum inspector at the line of delivery. Such inspector shall be appointed jointly, and the cost of the inspector’s services shall be paid by the Party requiring the presence of the inspector. The inspector’s determinations shall be conclusive and binding upon both Parties. Each Party shall have the right, upon reasonable prior notice, to have a representative present to witness all gauges, tests, and measurements. In the absence of either Party’s representative, the gauges, tests and measurements of the other Party shall be deemed to be correct.
(k)    All measurements shall represent 100 percent volume, consisting of United States barrels of 42 gallons, the quantity and gravity of which will be adjusted to 60 degrees Fahrenheit temperature. Temperature corrections to 60 degrees Fahrenheit shall be made in accordance with the latest edition of Table 6A or 6B of the Petroleum Measurement Tables of the American Petroleum Institute (API) Standard 2540/American Society of Testing and Materials (ASTM) D 1250/Institute of Petroleum (IP) Designation 200, whichever is in use at the discharge terminal. Automatic temperature compensators for metered delivery are acceptable when in compliance with Table 6A or 6B, whichever applies, except where local Laws prohibit temperature correction for the Product, delivery method, and the Delivery Point.
(l)    Sinclair shall have the right, but not the duty, to inspect the Products prior to delivery. The warranties provided by Holly in Article V shall remain in effect if Sinclair exercises such inspection rights. Notwithstanding anything in this Agreement to the contrary, regardless of whether Sinclair exercises such inspection rights or if a quality issue arises after the Delivery Point, absent manifest error, Holly’s samples and quality results for any Product delivered at the Magellan Pipeline shall be binding on the Parties and shall govern any dispute with respect to such deliveries at the Magellan Pipeline accepted by Magellan. Samples of the Products shall be taken from the tank(s) or pipeline as appropriate. The sample shall be by line-sampling devices where available. Tests to determine quality shall be made from such samples and shall be made in accordance with standard test methods specified in the official publications of either the American Society for Testing and Materials (“ASTM”) or the American Petroleum Institute (“API”), whichever are in general use at the discharge terminal. Other appropriate test methods as mutually agreed may be used for the qualities where no methods are prescribed in ASTM or API publications on the delivery date. In any event, written notice of any claim which Sinclair may have relating to quantity or quality of Product in each delivery must be delivered to Holly within five Business Days after the date of delivery of the Product or such claim shall be deemed waived.
ARTICLE V
WARRANTIES; ADDITIONAL COVENANTS
Section 5.1.    Quality. Holly warrants that the Products sold by Holly hereunder will meet the Specifications; provided, however, that this Section 5.1 shall not apply to any Off-Spec Products offered by Holly and accepted by Sinclair pursuant to Section 2.4(g).
Section 5.2.    Compliance with Laws. Holly warrants that the Products will be produced, delivered, and sold to Sinclair at the Delivery Point in compliance with all applicable Laws, including the Uniform Commercial Code. In accordance with the Federal Trade Commission’s requirements for gasoline octane certification under the Petroleum Marketing Practices Act, Holly hereby certifies the accuracy of the octane rating(s) of any automotive gasoline(s) described in this Agreement.
Section 5.3.    Standards. Holly shall comply with all federal, state, and local volatility regulations for gasoline and alcohol blends (including, but not limited to 40 CFR 80.27 and 80.28), and warrants and certifies that any Products delivered pursuant to this Agreement are in compliance with the applicable standard when delivered to Sinclair.
Section 5.4.    Documentation. Holly shall provide to Sinclair for each delivery either a certificate of analysis, a bill of lading, delivery ticket, a loading ticket, or invoice that certifies that any motor gasoline delivered is in compliance with the applicable RVP requirements at the time of delivery.
Section 5.5.    No Liens. Holly warrants title to the Product delivered hereunder, that it has the right to sell such Product and that such Product is free from liens and adverse claims of every kind created by Holly’s acts or omissions. Holly will pay all royalties and other sums due on production, processing or handling prior to the Delivery Point of the Product delivered.
Section 5.6.    Benefit of Warranties. The warranties of Holly set forth in this Article V shall run to Sinclair but not to its jobbers, dealers or customers.
Section 5.7.    No Other Warranties. UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, HOLLY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED,

INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT(S) FOR ANY PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO HOLLY. ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED.
Section 5.8.    Sinclair Acknowledgement. Sinclair acknowledges that the material used to produce Product covered hereunder is derived from crude oil, containing, or which may be found to contain, substances hazardous to the health and safety of persons and property. Sinclair acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warning be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the product sold hereunder. SINCLAIR ASSUMES AS TO ITS EMPLOYEES, INDEPENDENT CONTRACTORS, AND SUBSEQUENT PURCHASERS OF THE PRODUCT SOLD HEREUNDER ALL RESPONSIBILITY FOR ALL SUCH NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES RELATING TO HAZARDS TO PERSON AND PROPERTY ASSOCIATED WITH THE PRODUCT SOLD HEREUNDER AND, FURTHERMORE, SINCLAIR SHALL DEFEND AT ITS OWN EXPENSE, INDEMNIFY FULLY AND HOLD HARMLESS HOLLY AND ITS AFFILIATES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES; LOSSES; DAMAGES; DEMANDS; CLAIMS (INCLUDING CLAIMS OF INDEMNITY AND/OR CONTRIBUTION); PENALTIES; FINES; ACTIONS; SUITS; LEGAL, ADMINISTRATIVE OR ARBITRATION PROCEEDINGS; JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION; COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND RELATED COSTS) ARISING OUT OF OR IN ANY MANNER RELATED TO SINCLAIR’S FAILURE TO PROVIDE NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES IN CONNECTION WITH THE PRODUCT SOLD HEREUNDER AS PROVIDED ABOVE; OTHER THAN ARISING FROM HOLLY’S FAILURE TO PROVIDE SINCLAIR WITH A MATERIAL DATA SHEET FOR EACH PRODUCT DELIVERED HEREUNDER.
ARTICLE VI
TAXES
Section 6.1.    Taxes. Holly shall be responsible for all taxes, excises, fees, duties or other charges now existing or hereafter imposed directly or indirectly on or with respect to the Products, components of the Products, or raw material from which the Products are derived (“Taxes”), that are imposed before delivery of the Products to Sinclair, and Sinclair shall be responsible for Taxes now existing or hereafter imposed on and after delivery of the Products to Sinclair. Notwithstanding anything to the contrary herein, the Party liable for income, franchise, doing business and value-added Taxes under the applicable statute shall remain liable for such income, franchise, doing business and value-added Taxes. If Sinclair furnishes Holly with a timely and valid resale or other exemption certificate or proof of export sufficient to support an exemption from any Tax, then such Tax shall not be added to the Product Price; provided, if a taxing authority denies any Tax exemption claimed by Sinclair on the sale of Products hereunder,

Sinclair shall promptly reimburse Holly for such Tax, including any interest, penalties and attorneys’ fees related thereto.
ARTICLE VII
FORCE MAJEURE; TURNAROUND EVENTS; PRORATION EVENTS
Section 7.1.    Force Majeure Event. Subject to the following provisions of this Article VII, a Party shall not be responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation under this Agreement by such Party (other than obligations to make payments) to the extent such failure or delay is caused by a Force Majeure Event; provided, any liabilities for payments accrued prior to the occurrence of the Force Majeure Event shall not be excused. If Holly is prevented from delivering Products or Sinclair is prevented from receiving or transporting Products due to a Force Majeure Event for a period of 180 continuous days, then the non-affected Party may terminate this Agreement upon written notice to the other Party.
Section 7.2.    Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under this Article VII, as soon as reasonably practicable but in any event within ten (10) days, give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the volumes of Products expected to be affected by the Force Majeure Event. The Party suffering a Force Majeure Event shall use commercially reasonable efforts to (i) resolve such Force Majeure Event promptly and (ii) limit the impact of such Force Majeure Event on the transactions contemplated by this Agreement; provided, however, that neither Party shall be required to settle any strikes, lockouts, or other industrial disturbances in order to resolve or limit the impact of such Force Majeure Event. The party claiming a Force Majeure Event shall provide regular updates regarding the Force Majeure Event to the other Party.
Section 7.3.    Turnaround Events. Prior to November 1 of each year, Holly shall provide Sinclair a non-binding estimate of all Turnaround Events expected to impact production of any Products during the following calendar year. Holly shall periodically provide updates to Sinclair regarding any anticipated Turnaround Events and, in any event, shall provide written notice to Sinclair of any Turnaround Event at least 30 days in advance, including the volume impact on the Products in connection with such Turnaround Event. Except as provided in Section 7.4, Holly shall not be responsible for supplying the Products during any Turnaround Event if Holly has provided notice of such Turnaround Event pursuant to the immediately preceding sentence of this Section 7.3.
Section 7.4.    Proration.
(a)    In addition to the provisions of Sections 7.1 and 7.2, if a Proration Event occurs and Holly is unable (i) to comply with any or all of its obligations to Sinclair or any third party customer or (ii) to meet the internal requirements of Holly or its Affiliates from the Combined Plants, then, upon written notice to Sinclair, Holly, at its discretion, but in a non-discriminatory and commercially reasonable manner, may withhold, suspend, or reduce its sales to Sinclair hereunder pursuant to the terms of this Section 7.4 until the inability set forth in clauses (i) and (ii) no longer exists. Notwithstanding the foregoing, Sinclair shall be entitled to receive at the Delivery Point, as its prorated share of any remaining production of Product after the occurrence of the Proration Event, at least an amount equal to the actual, aggregate production of each type of Product from the Combined Plants multiplied by a fraction, the numerator of which is the last Nominated Volume of each type of such Product prior to the occurrence of the Proration Event and the denominator of which is the aggregate volume of each type of such Product produced at the Combined Plants prior to the occurrence of the Proration Event needed to comply with Holly’s obligations as set forth in clause (i) above and to meet Holly’s internal requirements as set forth in clause (ii) above; provided that in no event shall such prorated volume of Product be less than the “Minimum Amount” for each Product to be delivered at the Tulsa Rack set forth in the second table of Exhibit C.
(b)    If the circumstances described in Section 7.4(a) have occurred, Holly shall have no obligation to purchase any products in the open or spot market to supplement Holly’s existing or contemplated supply of Products.
ARTICLE VIII
DEFAULT AND REMEDIES
Section 8.1.    Termination in the Event of Certain Breaches. In the event: (i) either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement or (ii) either Party shall become or be adjudicated insolvent, and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of either Party, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee (each of the events listed in this clause (ii) being considered a “default” under this Agreement), the non-defaulting Party shall have the right, at its sole discretion, in the case of a default under clause (ii), to immediately terminate this Agreement and/or exercise the remedies provided in Section 14.11 to the extent applicable, and in the case of a default under clause (i), except in the case of a monetary default by Sinclair hereunder, to terminate this Agreement if the defaulting Party has failed to (A) commence diligent efforts to cure the default within 30 days of receipt of written notice of such default from the non-defaulting Party or (B) complete the cure of the default within a reasonable time after such notice.
Section 8.2.    Offsets and Recoupment. In addition to any other rights that the non-defaulting Party may have in the event of one Party’s default respecting this Agreement, the non-defaulting Party may offset or otherwise recoup damages arising therefrom, including withholding payment, delivery or acceptance of product, material or services, relating to any agreement or transaction with the defaulting Party or any affiliate of the defaulting Party. The rights granted in this Section 8.2 are in addition to, and not a limitation of, the rights and remedies of the non-defaulting Party existing otherwise in this Agreement, at law or in equity.

ARTICLE IX
INDEMNIFICATION
Section 9.1.    Obligations. Each Party (the “Indemnifying Party”) shall indemnify, protect, defend and hold harmless the other Party from and against the full amount of any and all claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expert witness fees) for property damage, damage to the environment and natural resources, personal injury or death, and fines or penalties arising in whole or in part out of (i) negligent or willful acts or omissions by the Indemnifying Party or its agents, employees or contractors, which in any way relate to this Agreement, (ii) the handling or use of Products by the Indemnifying Party, (iii) a breach of this Agreement or (iv) violations of any Laws by the Indemnifying Party or its agents, employees or contractors.
Section 9.2.        Concurrent and Comparative Negligence. THE INDEMNITY PROVIDED IN SECTION 9.1 SHALL REQUIRE INDEMNIFICATION FOR THE FULL AMOUNT OF CLAIMS, ACTIONS, LIABILITIES, LOSSES, COSTS AND EXPENSES, AS PROVIDED ABOVE, EVEN IN THE EVENT OF CONCURRENT NEGLIGENCE WITH A THIRD PARTY, EXCEPT IN THE EVENT THAT BOTH PARTIES’ OWN NEGLIGENCE OR WILLFUL ACT OR OMISSION (INCLUDING THAT OF THEIR AGENTS, EMPLOYEES OR CONTRACTORS) IS A CONCURRING CAUSE OF INJURY, DEATH OR DAMAGES, IN WHICH CASE THE OBLIGATION TO INDEMNIFY SHALL BE COMPARATIVE, AND EACH PARTY SHALL INDEMNIFY THE OTHER BASED UPON THE PERCENTAGE OF COMPARATIVE FAULT ATTRIBUTED TO EACH AS A CAUSE OF SUCH INJURY, DAMAGE OR DEATH.
Section 9.3.    Product. If Holly delivers any Off-Spec Product to Sinclair, Holly shall (i) be responsible and indemnify Sinclair for any claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expert witness fees) Sinclair may incur in respect of such Off-Spec Product, including any claims made against Sinclair by third parties in connection therewith; and (ii) replace any such Off-Spec Product at its expense; provided, this Section 9.3 shall not be applicable if Holly notifies Sinclair of its intent to deliver any Off-Spec Product, and Sinclair accepts delivery of such Off-Spec Product pursuant to Section 2.4(g).
Section 9.4.    Limitation on Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY (EXCEPT FOR, IN EACH CASE, ANY DAMAGES ACTUALLY PAID TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED HEREUNDER) FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR DAMAGES FOR ANY LOST OR PROSPECTIVE PROFITS OR REVENUES, LOSS OF USE OR LOSSES BY REASON OF COST OF CAPITAL, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR

OTHER FAULT, AND EACH SUCH PERSON RELEASES EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.
ARTICLE X
RENEWABLE IDENTIFICATION NUMBERS
Section 10.1.    Renewable Identification Numbers. Holly shall be entitled to the benefits associated with all Renewable Identification Numbers (“RINs”) under the EPA Renewable Fuel Standards program in respect of the Products that are generated by Holly or Sinclair at the Tulsa Refinery, including the Tulsa Rack, regardless of whether Holly is the blender of record. Subject to Section 10.2, Sinclair shall be entitled to the benefits associated with all other RINs generated by Sinclair’s blending activities that occur after delivery of the Products by Holly to Sinclair. For the avoidance of doubt, subject to Section 10.2, Sinclair shall be entitled to the benefits associated with all RINs in respect of the Products that are generated at the Magellan Pipeline.
Section 10.2.    Allocation of RINs. If Sinclair generates RINs that Sinclair is entitled to in respect of the Products after delivery by Holly at the Delivery Point, Holly shall not be entitled to any of the benefits associated with such RINs until the later of January 1, 2011 or until the Tulsa Refinery no longer receives a “small refinery” exemption, at which time Sinclair shall provide Holly with 50% of the benefits associated with such RINs at no cost. In addition, Holly may purchase the 50% of such RINs retained by Sinclair at a mutually agreed market price. For the avoidance of doubt, Holly shall not be entitled to any RINs to which Sinclair is not entitled (e.g., RINs generated by any third party at locations other than the Tulsa Refinery).
Section 10.3.    Product Pricing. If at any time the standard practice in the industry provides for the Platts Group 3 Spot price to include the retention of RINs by a seller of the Products, then the Product Price under Section 10.1 or Section 10.2 shall be altered to be consistent with such industry standards. If Sinclair and Holly cannot agree on whether the Platts Group 3 Spot price is so set within ten (10) days after the request by either Party to do so, either Party may submit the matter to an expert (the “Expert”). The Expert shall be a firm or an individual having appropriate expertise in the refining and marketing industry as selected by the mutual agreement of Holly and Sinclair or, if the Parties do not agree on such firm, as selected by a major accounting firm that is not then providing accounting services to either Party or its Affiliates. No Expert may have a relationship with either Party and must not have provided services to, or otherwise had any such relationship with, either Party within the five year period prior to its appointment. Any Person appointed or to be appointed as an Expert shall disclose to the Parties any circumstance likely to give rise to justifiable doubt as to the Expert’s impartiality or independence, including any bias or any financial or personal interest in the result of any matter referred to the Expert or any past or present relationship with the Parties or their representatives. The Parties shall cooperate with the Expert and shall provide the Expert access to such books and records as may be reasonably necessary to permit a determination by the Expert. The resolution by the Expert shall be final and binding on the Parties. The Expert shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The expenses of the Expert shall be shared equally by Holly and Sinclair.

ARTICLE XI
CONFIDENTIALITY
Section 11.1.    Obligations. Each Party shall retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article XI. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(a)    is available, or becomes available, to the general public without fault of the receiving Party;
(b)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
(c)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(d)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 11.1, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

Section 11.2.    Permitted Disclosures. Notwithstanding Section 11.1, each Party is permitted to disclose the existence of this Agreement and the volumes of Products to be delivered hereunder to third parties in connection with its business and affairs.
Section 11.3.    Required Disclosures. Notwithstanding Section 11.1, if the receiving Party becomes legally compelled to disclose, or is required to disclose by the rules of an applicable stock exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose.
Section 11.4.    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement to the extent practicable, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to applicable Law.

Section 11.5.    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.
Section 11.6.    Survival. The obligation of confidentiality under this Article XI shall survive the expiration or termination of this Agreement for a period of two years.
ARTICLE XII
HOLLY GUARANTEE
Section 12.1.    Holly Guarantor’s Responsibilities. The Holly Guarantor, which hereby acknowledges that it will benefit from the transactions contemplated by this Agreement, hereby unconditionally and irrevocably guarantees to Sinclair the full, due and punctual performance and observation by Holly of all the obligations of Holly under the terms of this Agreement and, in the event of any failure by Holly to perform or observe such obligations, the Holly Guarantor shall be liable for the obligations of Holly arising hereunder as if it were a primary obligor.
Section 12.2.        Holly Guarantor Obligations. The obligations of the Holly Guarantor under this Article XII:
(a)    shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, Holly or any change in the terms, conditions and undertakings on the part of Holly contained in this Agreement;
(b)    shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate Holly from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and
(c)    shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance or any granting of time of such performance.
Section 12.3.    Order of Claims. The Holly Guarantor waives any right it may have to require Sinclair first to proceed against or claim payment from Holly before claiming against it under this Article XII.
Section 12.4.    No Limitations of Sinclair’s Rights. This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which Sinclair may now or hereafter have or hold for the performance and observance of any of Holly’s obligations given in or pursuant to this Agreement.

Section 12.5.        Enforceability Against Holly Guarantor. As a separate and independent stipulation, the Holly Guarantor agrees that any obligations expressed to be given by Holly under this Agreement (including any monies expressed to be payable), which may not be enforceable against or recoverable from Holly by reason of any legal limitation, disability or incapacity on or on behalf of Holly or any fact or circumstance shall nevertheless be enforceable against the Holly Guarantor as though the same had been incurred by the Holly Guarantor and the Holly Guarantor were the sole and principal obligor in respect thereof and/or shall be performed or paid by the Holly Guarantor on demand. The Holly Guarantor agrees that any limitations or waivers of rights by Holly under this Agreement shall also apply to any rights of the Holly Guarantor under this Agreement.
Section 12.6.        Limitations. The Holly Guarantor’s liability hereunder shall be and is specifically limited to payment and performance expressly required to be made by Holly in accordance with the terms of this Agreement. Notwithstanding any other provision in this Article XII to the contrary, the Holly Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Holly is entitled with respect to this Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Holly. Notwithstanding any other provisions of this Agreement to the contrary, no term or provision of this Article XII shall be amended, modified, altered, waived, or supplemented except in a writing signed by the Holly Guarantor and Sinclair.
ARTICLE XIII
SINCLAIR GUARANTEE
Section 13.1.    Sinclair Guarantor’s Responsibilities. The Sinclair Guarantor, which hereby acknowledges that it will benefit from the transactions contemplated by this Agreement, hereby unconditionally and irrevocably guarantees to Holly the full, due and punctual performance and observation by Sinclair of all the obligations of Sinclair under the terms of this Agreement and, in the event of any failure by Sinclair to perform or observe such obligations, the Sinclair Guarantor shall be liable for the obligations of Sinclair arising hereunder as if it were a primary obligor.
Section 13.2.    Sinclair Guarantor Obligations. The obligations of the Sinclair Guarantor under this Article XIII:
(a)    shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, Sinclair or any change in the terms, conditions and undertakings on the part of Sinclair contained in this Agreement;
(b)    shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate Sinclair from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and

(c)    shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance or any granting of time of such performance.
Section 13.3.    Order of Claims. The Sinclair Guarantor waives any right it may have to require Holly first to proceed against or claim payment from Sinclair before claiming against it under this Article XIII.
Section 13.4.    No Limitations of Holly’s Rights. This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which Holly may now or hereafter have or hold for the performance and observance of any of Sinclair’s obligations given in or pursuant to this Agreement.
Section 13.5.        Enforceability Against Sinclair Guarantor. As a separate and independent stipulation, the Sinclair Guarantor agrees that any obligations expressed to be given by Sinclair under this Agreement (including any monies expressed to be payable), which may not be enforceable against or recoverable from Sinclair by reason of any legal limitation, disability or incapacity on or on behalf of Sinclair or any fact or circumstance shall nevertheless be enforceable against the Sinclair Guarantor as though the same had been incurred by the Sinclair Guarantor and the Sinclair Guarantor were the sole and principal obligor in respect thereof and/or shall be performed or paid by the Sinclair Guarantor on demand. The Sinclair Guarantor agrees that any limitations or waivers of rights by Sinclair under this Agreement shall also apply to any rights of the Sinclair Guarantor under this Agreement.
Section 13.6.        Limitations. The Sinclair Guarantor’s liability hereunder shall be and is specifically limited to payment and performance expressly required to be made by Sinclair in accordance with the terms of this Agreement. Notwithstanding any other provision in this Article XIII to the contrary, the Sinclair Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Sinclair is entitled with respect to this Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Sinclair. Notwithstanding any other provisions of this Agreement to the contrary, no term or provision of this Article XIII shall be amended, modified, altered, waived, or supplemented except in a writing signed by the Sinclair Guarantor and Holly.
ARTICLE XIV
MISCELLANEOUS
Section 14.1.    Audits.
(d)    If Sinclair did not receive the Minimum Amount for any period for reasons not attributable to Sinclair, a Proration Event, a Force Majeure or a Turnaround Event, Sinclair may, upon its request and at its sole expense, audit any and all records of Holly relating to the volume of Products produced during that period; provided, Holly shall have the right to exclude any trade secrets, formulas, processes, or other information that would be considered Confidential Information if obtained by Sinclair from Holly from such inspection. Holly further agrees to maintain its books and records relating to the Products sold to Sinclair hereunder and relating to the events described in the immediately preceding sentence, Ethanol sales, Sinclair

Additives, or additives added by Holly for a period of one year from the date such Product was provided and to make such books and records available to Sinclair upon reasonable advance written notice during normal business hours no more often than twice within such one year period.
(e)    Holly may, upon its request and at its sole expense, audit any and all records of Sinclair relating to Sinclair’s blending activities that occur after delivery of the Products by Holly to Sinclair that result in the generation of RINs; provided, Sinclair shall have the right to exclude any trade secrets, formulas, processes, or other information that would be considered Confidential Information if obtained by Holly from Sinclair from such inspection. Sinclair further agrees to maintain its books and records relating to the generation of RINs for a period of one year from the date RINs are generated and to make such books and records available to Holly upon reasonable advance written notice during normal business hours no more often than twice within such one year period.
Section 14.2.    Change in Law. If a Change in Law occurs, the Parties agree to negotiate in good faith to modify the terms of this Agreement to preserve the economic equilibrium between the Parties and as otherwise necessary for each Party to maintain its rights and benefits under this Agreement.
Section 14.3.    Assignment. This Agreement shall extend to and be binding upon the Parties, their successors and assigns; provided, neither Party shall assign this Agreement without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided without the consent of the other Party (a) Holly may assign this agreement to any of its Affiliates or to the purchaser of substantially all of the assets owned by Holly and located at the Combined Plants, and (b) Sinclair may assign this Agreement to SOC from and after the date on which the HEP Units are no longer pledged pursuant to the Pledge Agreement and either Sinclair or SOC has provided alternative financial assurances for the payment of the Required Collateral Amount satisfactory to Holly as provided in Section 3.4. Except for an assignment pursuant to subpart (a) or subpart (b) immediately above, each Party shall have the right to review and approve the creditworthiness of a proposed assignee as a condition to its consent.
Section 14.4.    Notices. Except as set forth in Section 2.4(b)(iv), all notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below:

If to Holly:	Holly Refining & Marketing-Tulsa LLC 100 Crescent Court, Suite 1600 Dallas, Texas 75201 Attn: President Tel: 214-871-3442

With a copy to:	Holly Refining & Marketing-Tulsa LLC 100 Crescent Court, Suite 1600 Dallas, Texas 75201

Attn:     General Counsel
Tel:    (214) 871-3555

If to Sinclair:	Sinclair Tulsa Refining Company 550 East South Temple Salt Lake City, UT 84130-0825 Attn: President Tel: (801) 524-2750

With a copy to:	Sinclair Oil Corporation 550 East South Temple Salt Lake City, UT 84130-0825 Attn: General Counsel Tel: (801) 524-2756
Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the addresses set forth above using registered or certified mail, return receipt requested, postage prepaid, and any other means (including personal delivery, expedited courier, messenger service, or ordinary mail where receipt thereof is confirmed, but specifically excluding telecopy and electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or such receipt is refused by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving to other Party notice in the manner herein set forth.
Section 14.5.    Laws and Regulations. The Parties shall comply fully with all applicable Laws by whatever authority, including those relating to health, safety and protection of the environment. If any provision of this Agreement is held by a court of law to be illegal and unlawful, the remainder of this Agreement shall continue to be effective and enforceable if commercially reasonable.
Section 14.6.    Counterparts. This Agreement may be executed in multiple counterparts by the different signatories hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 14.7.    Entire Agreement. This Agreement (including any attachments, exhibits or addenda hereto and thereto), constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.
Section 14.8.    No Modification. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, unless in writing and signed by Sinclair, Holly, the Sinclair Guarantor and the Holly Guarantor. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgement written in connection with this Agreement conflict, then the provisions of this Agreement shall prevail.

Section 14.9.    No Waiver. Failure of Sinclair, Holly, the Sinclair Guarantor or the Holly Guarantor to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by any such parties of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
Section 14.10.    Employee Regulations. All employees, contractors, and designees (including, inspection and truck and rail transportation service providers) of each Party when on the property of the other Party shall conform to the rules and regulations concerning safety and the routing procedures of such other Party. Holly reserves the right, at its sole discretion, to refuse access to its property to any Sinclair employee, contractor, or designee that is in violation of Holly’s rules and regulations concerning safety and its routing procedures.
Section 14.11.    Liquidation and Close Out. This Agreement is a forward contract as defined in the Section 101(25) of U.S. Federal Bankruptcy Code (the “Bankruptcy Code”) and a forward agreement as such term is used in Section 101(53B) of the Bankruptcy Code. If one Party shall voluntarily file a petition in bankruptcy, reorganization or receivership, shall become insolvent, shall fail to pay its debts as they become due, or shall fail to give adequate assurance or security of its ability to perform its obligations hereunder within 48 hours after receipt of a request therefore, the other Party shall have the immediate right to liquidate, terminate, accelerate and/or close out this Agreement and all other forward contracts and forward agreements (as defined by the Bankruptcy Code) between the Parties (regardless of whether the liquidating Party is the delivering Party or the receiving Party thereunder) by calculating the difference in price for the Product hereunder and the prevailing market price for the Product or the commercially reasonable equivalent price for the Product as published in an industry publication multiplied by the remaining quantities of the Product to be delivered hereunder. The liquidation balances shall be netted to a single sum. The owing Party shall pay the other Party in U.S. Dollars by wire transfer in immediately available funds within 24 hours after receiving the results of the calculation. The liquidation and close-out of this Agreement and all other forward contracts shall be in addition to any other rights and remedies which the other Party may have.
Section 14.12.    Relationship of Parties. The Parties are independent contractors. Nothing in this Agreement is intended nor shall be construed to constitute the Parties partners or joint venturers with respect to the subject matter of this Agreement, this being an agreement for the purchase and sale of petroleum products only and nothing herein shall be deemed to confer upon either Party any property, lien or security interest in the facilities owned by the other Party.
Section 14.13.    Remedies Not Exclusive. The specific remedies provided in this Agreement are not intended to be exclusive, and the exercise of any such specific remedy shall not be deemed to be an election of an exclusive remedy. The specific remedies provided in this Agreement are cumulative of all other remedies available to the Parties at law or in equity.
Section 14.14.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Utah. The

Parties hereby consent to the jurisdiction of any state or federal court located within Salt Lake County, Utah and Dallas County, Texas and, irrevocably agree that (i) all actions or proceedings arising out of or related to this Agreement initiated by Holly shall be brought in Salt Lake County, Utah, and (ii) all actions or proceedings arising out of or related to this Agreement initiated by Sinclair shall be brought in Dallas County, Texas. Each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. For the avoidance of doubt, the Parties agree that, once an action or proceeding is brought in the above-required forum, the other Party to the action or proceeding may bring any counterclaims in the same forum. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by Law.
Section 14.15.    No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.
Section 14.16.     Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located within Salt Lake County, Utah or Dallas County, Texas, in addition to any other remedy to which they may be entitled, at law or in equity.
Section 14.17.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
[Remainder of page left intentionally blank.]
Section 14.18.
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

HOLLY REFINING & MARKETING-TULSA LLC

By:    Holly Refining & Marketing Company, Member

By:
Name:
Title:

SINCLAIR TULSA REFINING COMPANY

By:
Name:
Title:

For purposes of Article XII of this Agreement only:

HOLLY CORPORATION

By:
Name:
Title:

For purposes of Article XIII of this Agreement only:

THE SINCLAIR COMPANIES

By:
Name:
Title: ____________________________

[Signature Page to Refined Products Purchase Agreement]

Exhibit A
Products

1.	Unleaded Gasoline

a.	Unleaded Regular Gasoline

b.	Unleaded Premium Gasoline

c.	Kansas City - Low RVP Unleaded Regular Gasoline

d.	Kansas City - Low RVP Unleaded Premium Gasoline

e.	Tulsa - 7.8# RVP Unleaded Regular Gasoline

f.	Tulsa - 7.8# RVP Unleaded Premium Gasoline

g.	Oxygenated Unleaded Regular Gasoline

h.	Oxygenated Unleaded Premium Gasoline

2.	Ultra Low Sulfur Diesel

a.	Ultra Low Sulfur No.1 Diesel

b.	Ultra Low Sulfur No.2 Diesel

3.	Ethanol

4.	Such additional Products as may be agreed between the Parties from time to time.

[Exhibit A – Page 1]

Exhibit B
Specifications
If the Magellan Pipeline is the Delivery Point, Specifications for Products shall be as indicated in the Magellan Pipeline specifications. If the Magellan Pipeline is not the Delivery Point, all Products shall at all times meet or be better than the product quality standards customarily adopted by sellers of Products at rack loading facilities in the metropolitan Tulsa, Oklahoma area.

[Exhibit B – Page 1]

Exhibit C
Acceptable Product Range

Product	Minimum Amount	Maximum Amount
Unleaded Gasoline	29,000 barrels per day, subject to increases as provided below	32,000 barrels per day, subject to increases as provided below
Ultra Low Sulfur Diesel
The lesser of the following: (i) 16,000 barrels per day, or (ii) 100% of Holly’s Tulsa production from the Combined Plants less between 16,000 and 20,000 barrels per day through June 2012 (being the amount of Ultra Low Sulfur Diesel that Holly is committed to provide to BNSF Railway Company under that certain Diesel Fuel Purchase Agreement as in existence on the Effective Date); provided, if the Minimum Amount of Ultra Low Sulfur Diesel is less than 16,000 barrels per day as a result of this clause (ii), then Holly shall be required to deliver additional volumes of Unleaded Gasoline to the extent needed to cause the Minimum Amount of Products in the aggregate to equal 45,000 barrels per day

The lesser of the following: (i) 18,000 barrels per day, or (ii) 100% of Holly’s Tulsa production from the Combined Plants less between 16,000 and 20,000 barrels per day through June 2012 (being the amount of Ultra Low Sulfur Diesel that Holly is committed to provide to BNSF Railway Company under that certain Diesel Fuel Purchase Agreement as in existence on the Effective Date); provided, if the Maximum Amount of Ultra Low Sulfur Diesel is less than 18,000 barrels per day as a result of this clause (ii), then Holly shall be required to deliver additional volumes of Unleaded Gasoline to the extent needed to cause the Maximum Amount of Products in the aggregate to equal 50,000 barrels per day

[Exhibit D – Page 1]

Of the Unleaded Gasoline and Ultra Low Sulfur Diesel volumes identified above, the Nominated Volume for the following Products shall be within the following ranges for the indicated months, unless mutually agreed in writing by both Parties. For the avoidance of doubt, subject to the terms of Article VII, the total volume of Unleaded Gasoline and Ultra Low Sulfur Diesel shall be within the Acceptable Product Range as specified in the table above.

Product	Minimum Amount (Barrels per day)	Maximum Amount (Barrels per day)	Period/Delivery Point
Unleaded Premium Gasoline	4,000	5,000	to be delivered over Tulsa Rack or into Magellan Pipeline, which volumes include the deliveries of Unleaded Premium Gasoline identified below in this table
Tulsa Rack Deliveries
Unleaded Regular Gasoline	5,000	9,000
from May to September only the Product to be delivered to meet these volumes shall be 7.8# RVP Tulsa Unleaded Regular Gasoline, and Unleaded Regular Gasoline shall be delivered in all other months to meet these volumes; to be delivered over Tulsa Rack.

Unleaded Premium Gasoline	400	600
from May to September only the Product to be delivered to meet these volumes shall be 7.8# RVP Tulsa Unleaded Premium Gasoline, and Unleaded Premium Gasoline shall be delivered in all other months to meet these volumes; to be delivered over Tulsa Rack.

ULSD (as identified on the Platts Index Page)	2,000	3,000	to be delivered over Tulsa Rack
Magellan Pipeline Deliveries
Unleaded Regular Gasoline	3,000	5,000
from April to August only the Product to be delivered to meet these volumes shall be low RVP Kansas City Regular Gasoline, and Unleaded Regular Gasoline shall be delivered in all other months to meet these volumes; to be delivered into Magellan Pipeline

[Exhibit D – Page 2]

Unleaded Premium Gasoline	1,000	2,000
from April to August only the Product to be delivered to meet these volumes shall be low RVP Kansas City Premium Gasoline, and Unleaded Premium Gasoline shall be delivered in all other months to meet these volumes; to be delivered into Magellan Pipeline

Ultra Low Sulfur No. 1 Diesel	1,000	3,000	from October to February only; to be delivered into Magellan Pipeline

The volume of Products to be sold and delivered in December 2009 is set forth below:

Magellan Pipeline Deliveries:

Product	Nominated Volume (Barrels Per Day)
Unleaded Premium Gasoline	4,200
Unleaded Regular Gasoline	19,500
Ultra Low Sulfur No. 1 Diesel	3,000
ULSD (as identified on the Platts Index Page)	12,100

Tulsa Rack Deliveries:

Product	Nominated Volume (December Cumulative Volume)
Unleaded Premium Gasoline	5,000
Unleaded Regular Gasoline	67,000
ULSD (as identified on the Platts Index Page)	28,000

Exhibit D
Product Price

1.    Unleaded Gasoline

a. Unleaded Regular Gasoline and Unleaded Premium Gasoline:

[Exhibit D – Page 3]

The Product Price for Unleaded Regular Gasoline with a base octane of 87 and Unleaded Premium Gasoline with a base octane of 91 (and in each case with a base RVP meeting standard Magellan Pipeline specifications, adjusted seasonally) shall be equal to the Platts Group 3 Spot Low price for such Products; provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.

b. Kansas City Gasoline:

If Platts Group 3 Spot prices are not posted for low RVP Kansas City Gasoline (and with a low RVP meeting standard Magellan Pipeline specifications, adjusted seasonally), the price differential to the Platts Group 3 Spot Low will be mutually agreed between the Parties for the summer season (as designated by the Magellan Pipeline) no later than March 15 of each year. If the Parties are unable to mutually agree on such a price, then Holly shall deliver Unleaded Regular Gasoline in accordance with the pricing in paragraph (a) above.

c. Tulsa Gasoline:

If Platts Group 3 Spot prices are not posted for 7.8# RVP Tulsa Gasoline and such gasoline is supplied, the value added to the Product Price will be: (i) 47.5% of the 100% differential between the Tulsa OPIS 7.8# Contract Net Rack Average posting for the appropriate grade of gasoline vs. the Platts Group 3 Spot low price for the appropriate grade of gasoline, which amount shall be deemed to be zero if this calculation results in a negative amount; plus (ii) 52.5% of the 100% differential between 9.0# and 7.8# Platts Gulf Coast Spot Conventional Gasoline, which amount shall be deemed to be zero if this calculation results in a negative amount.

2.    Ultra Low Sulfur Diesel

a. Ultra Low Sulfur No.2 Diesel:

The Product Price for Ultra Low Sulfur No.2 Diesel shall be equal to the Platts Group 3 Spot Low price for such Product (identified as ULSD on the Platts Index Page); provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.

b. Ultra Low Sulfur No.1 Diesel:

The Product Price for Ultra Low Sulfur No.1 Diesel shall be equal to the Platts Group 3 Spot Low price for such Product (identified as ULS No.1 on the Platts Index Page beginning on November 1 of each year); provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.

[Exhibit D – Page 4]

3.    General Policy

If a suboctane product becomes the product of choice and there is not a Platts Group 3 Spot price posted for the different grades, the Parties shall negotiate in good faith to agree on a price for such products. If the Parties are unable to reach agreement in such circumstances, then the matter shall be referred to an Expert for determination in accordance with Section 10.3 of the Agreement.

4.    Loading Fees

A loading fee of 0.6 cents per gallon will be charged by Holly to Sinclair on all Products taken over the Tulsa Rack, subject to adjustment as provided in Section 3.7 of the Agreement. If Products are delivered by rail, the Parties shall negotiate in good faith to agree on a loading fee for such Products.

5.    Ethanol Pricing

Holly shall be the blender of record for all oxygenated gasoline sales at the Tulsa Rack, with a price for such oxygenated gasoline based on the following formula:

(90% x Tulsa gasoline price) + (10% x Ethanol price) = oxygenated gasoline price per gallon.

Where:

Tulsa gasoline price = the applicable Group 3 Spot Price plus any RVP differential; and

Ethanol price = Holly’s cost of Ethanol plus a fee (the “Ethanol Fee”) of four (4) cents per gallon of Ethanol, subject to adjustment for the Ethanol Fee pursuant to Section 3.7 of the Agreement.

[Exhibit D – Page 5]

Exhibit E
Example of Platts Index Page

[see attached]

--Platts Global Alert--

PGA         000018
18--Platts US Group 3 Product Assessments - 28sep09
Houston (Platts)--28sep2009/415 pm EDT/2015 GMT
10.00 RVP      (Cts/Gal)
Unleaded    +164.99 -165.49+
Prem. unleaded*    -176.99 -177.49-
LS Diesel    +174.61 -175.11+
LS Diesel off-road     +174.61 -175.11+
ULSD    +174.61 -175.11+
Jet Fuel    +170.86 -171.36+
* - 10.00 RVP
--Platts Global Alert--

news.txt
--REFILING: veraSun files for chapter 11 bankruptcy protection (p248)

Begins p100

--Platts Global Alert--

Cont p106

PGA 000106
106--Platts news headlines
03Nov08/0556 pm EST/2256 GMT

—Total says makes significant gas, condensate find offshore Brunei (p247)
—Nicor says Q3 net income falls to $1.3 million (p246)
—Kazakhstan to consider changes to oil export duty schedule (p245)
—December NYMEX gas contract drops overnight as temperatures rise (p120)
—Iran will face economic problems from sub $60/b oil: central bank (p119)
—BP starts $650 mil appraisal program on Oman tight gas fields (p118)
—UPDATE 2: StatoilHydro's Q3 earnings disappoint, confirms targets (p117)
—Benchmark gasoline 10ppm barge cracks plummets to record low (p116)
—US NHC monitoring weather system in Caribbean for possible storm (p115)
—Shell's Dutch Moerdijk cracker to shut down for repairs Monday (p114)
—TNK-BP's 175,000 b/d Ukraine refinery back from maintenance (p113)
—Azerbaijan's Socar may delay oil projects on low crude price: TV (p112)
—Kuwait cuts 5% of November crude liftings to term buyers in Asia (p111)
Begins p100    --Platts Global Alert--
PGA 000131
131--NYMEX Closing Energy Futures Cracks/Differentials
3-Nov-08 4:46PM
Crack Spreads (CL:RBOB:HO) Differentials
($/BBL) ($/BBL) ($/BBL) ($/BBL) ($/BBL) ($/GAL)
3-2-1     5-3-2 2-1-1     RB-CL     HO-CL RB-HO
DEC     2.00     3.74 6.34 -6.69 19.37 -0.6203
JAN     2.85     4.57 7.14 -5.73 20.01 -0.6128
FEB     3.52     5.20 7.71 -4.86 20.29 -0.5988
MAR     4.04     5.65 8.05 -3.99 20.09 -0.5733
APR     7.92     9.06 10.79 2.17 19.40 -0.4103
MAY     7.90     9.00 10.64 2.42 18.87 -0.3918

(N/A indicates incomplete data for that month)

PGA 000018
18--Platts US Group 3 product Assessments - 03NOV08
New York (Platts)--3Nov2008/436 pm EST/2136 GMT
13.50 RV    (Cts/Gal)
Unleaded    -135.50    -136.00-
Prem. Unleaded*    -145.50    -146.00-
LS Diesel    -200.53    -201.03-LS Diesel Off-road     -200.53    -201.03-
ULSD        -200.53    -201.03-
Jet Fuel    -200.78    -201.28-
ULS No. 1    -218.03    -218.53-

* - 13.50 RVP

--Platts Global Alert—